Exhibit 99


                                    CD RADIO



FOR IMMEDIATE RELEASE


                     CD RADIO ADOPTS SHAREHOLDER RIGHTS PLAN


Washington, D.C. - October 22, 1997 - CD Radio Inc. (Nasdaq: CDRD) announced today that it has adopted a shareholder rights plan pursuant to which its Board of Directors has authorized and declared a dividend of one Preferred Stock Purchase Right for each share of the Company's Common Stock outstanding at the close of business on November 3, 1997.

Each Right will entitle its holder to purchase one one-hundredth of a share of a new class of the Company's Preferred Stock. The Rights to be issued will expire on October 22, 2002, the fifth anniversary of the date of adoption of the plan. The provision of the plan that permits Rights holders to purchase shares of the Company's Common Stock at half price upon the occurrence of certain events will be inoperative if a bidder exceeds the 15% permitted ownership level at which the Rights are triggered as a result of a lawful tender offer for any and all shares of the Company's Common Stock, which tender offer remains open for at least 40 days and in which 80% or more of the Company's outstanding Common Shares are tendered.

The Company has not been approached by an entity seeking to acquire it and has no reason to believe at this time that anyone is considering such an acquisition.

CD Radio holds one of two FCC national radio broadcast licenses. The Company is building a satellite-to-car 50 channel radio system for the broadcast of music and other programing to motorists throughout the United States.


For Further Information: www.cdradio.com.
or David Margolese, 202-296-6192